UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

April 26, 2005
Date of Report (Date of earliest event reported)

PXRE GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda	1-15259	98-0214719
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation or organization)	File No.)	Identification No.)

PXRE House	P.O. Box HM 1282
110 Pitts Bay Road	Hamilton HM FX
Pembroke HM 08	Bermuda
Bermuda
(Address, including zip code,
of principal executive offices)	(Mailing address)

(441) 296-5858
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)	Ms. Susan Cabrera, a Class IV Director, has resigned from the Board of Directors of PXRE Group Ltd. (the “Company”) effective April 26, 2005. Ms. Cabrera did not resign from the Board of Directors due to any disagreement with the Company. Ms. Cabrera had been appointed to the Board by Capital Z Financial Services Fund II, L.P. and Capital Z Financial Services Private Fund II, L.P. (collectively, “Capital Z”), the holders of all of the Company’s issued and outstanding Series A Convertible Voting Preferred Shares and Class A Convertible Common Shares.

(d)	On April 26, 2005, Mr. Jonathan Kelly was elected to serve as a Class IV Director of the Company by Capital Z, the holder of all of the Company’s issued and outstanding Series A Convertible Voting Preferred Shares and Class A Convertible Common Shares. Mr. Kelly will fill the vacancy created by the resignation of Ms. Cabrera. Pursuant to the Description of Stock forming part of the Company’s Bye-Laws, the holders of the Company’s Series A Convertible Voting Preferred Shares and Class A Convertible Common Shares have the right to elect 2 directors to the Company’s Board of Directors. Mr. Kelly is a principal of Capital Z Partners. Prior to joining Capital Z Partners in 1998, Mr. Kelly, age 40, was a Senior Vice President in the Investment Banking Division of Donaldson, Lufkin & Jenrette. Mr. Kelly received a B.S. in Economics and a B.S. in Engineering from the University of Pennsylvania in 1988. Mr. Kelly is currently a director of British Marine Holdings, SBJ Group, Inc. and Infotel, SA. Mr. Kelly was appointed to the Human Resources Committee and Nominating/Corporate Governance Committee of the Board of Directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PXRE Group Ltd.
(Registrant)

By:	/s/ Robert Myron

Name:	Robert Myron
Title:	Senior Vice President & Treasurer

Date: April 26, 2005